                                                                     Exhibit 3.1


                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                                EMUSIC.COM INC.

                                   ARTICLE I
                                   ---------

                                     NAME
                                     ----

     The name of the Corporation is EMusic.com Inc. (hereinafter sometimes referred to as the "Corporation").

                                  ARTICLE II
                                  ----------

                               NATURE OF BUSINESS
                               ------------------

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                  ARTICLE III
                                  -----------

                            AUTHORIZED CAPITAL STOCK
                            ------------------------

     The total number of shares of capital stock which the Corporation has authority to issue is (i) TWO HUNDRED MILLION (200,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) TWENTY MILLION (20,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in Series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock without a vote of the holders of the Preferred Stock, or of any Series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the Series of Preferred Stock.

                               I.   COMMON STOCK
                                    ------------

                                   Section 1
                                   ---------
                                 Voting Rights
                                 -------------

     The holders of shares of Common Stock shall be entitled to one vote for each share held with respect to all matters voted on by the stockholders of the Corporation, subject in all cases to Section 4 of Part II of this Article III.

                                   Section 2
                                   ---------
                               Liquidation Rights
                               ------------------

     Subject to the prior and superior right of the Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

                                   Section 3
                                   ---------
                                   Dividends
                                   ---------

     Dividends may be paid on the Common Stock as and when declared by the Board of Directors; provided, however, no such dividends may be declared or paid if dividends are not simultaneously declared and paid on the Preferred Stock along with all dividend payments which have been deferred pursuant to Section 5 of
Part II hereof.

                             II.   PREFERRED STOCK
                                   ---------------

     The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

                                   Section 1
                                   ---------
                                  Designation
                                  -----------

     Series B Preferred Stock.  There is hereby designated a Series of preferred
     ------------------------
stock that shall be known as "Series B Preferred Stock." The number of authorized shares constituting such Series shall be one hundred and twenty thousand (120,000). There are no other Series of Preferred Stock.

                                   Section 2
                                   ---------
                               Liquidation Rights
                               ------------------

          (a)  Series B Preferred Stock Liquidation Rights.
               -------------------------------------------

               (i)  Liquidation.  In the event of any liquidation, dissolution
                    -----------
or winding up of the affairs of the Corporation, each holder of shares of Series B Preferred Stock shall be entitled to receive: (A) prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock and any other Series or class of preferred stock which is junior to the Series B Preferred Stock by reason of their ownership thereof, US$300.00 (subject to adjustment as hereinafter provided), plus any dividends which, pursuant to Section 5 hereof, have been declared but remain unpaid at such time on such Series B Preferred Stock (collectively, the "Series B Preference Amount") or (B) upon written notice of a holder of Series B Preferred Stock, a pro rata share of the distribution of any of the assets or surplus funds calculated as if each such holder of Series B Preferred Stock had converted his shares of Series B Preferred Stock to Common Stock at the Applicable Conversion Price in effect on the date of the distribution (the "Series B Participation Amount").

               (ii)  Pro Rata Distribution.  If the assets or surplus funds to
                     ---------------------
be distributed to the holders of the Series B Preferred Stock under subparagraph
(i)(A) of this Section 2(a) are insufficient to permit the payment to such holders of their full Series B Preference Amount, the assets and surplus funds legally available for distribution shall be distributed to the holders of Series B Preferred Stock (to the extent provided in Section 2(a)(i) hereof) in proportion to the number of shares of Series B Preferred Stock respectively held by them.

          (b)  Consolidation, Merger, Sale of Assets.  Unless waived by the
               -------------------------------------
holders of at least sixty-seven percent (67%) of the outstanding shares of Series B Preferred Stock (the "Required Holders"), a consolidation or merger of the Corporation with or into another corporation, or a conveyance of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 2(a); provided, however, that each holder of Series B Preferred Stock shall have the right to elect the benefits of the provisions of
Section 3(d)(vii) hereof in lieu of receiving payment in such voluntary liquidation, dissolution or winding up of the Corporation pursuant to this
Section 2.

          (c)  Series B Preferred Stock Priority.  All of the Series B
               ---------------------------------
Preference Amount to be paid to the holders of the Series B Preferred Stock under this Section 2, shall be paid or set apart for payment in accordance with the provisions of this Section 2 before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock and any other Series or class of Preferred Stock which is junior to the Series B Preferred Stock in connection with such liquidation, dissolution or winding up. If and to the extent the holders of the Series B Preferred Stock are entitled by the terms of these Amendment and Restated Articles to the Series B Participation Amount, the holders of Common Stock and each holder of the Series B Preferred Stock who elected the Series B Participation Amount pursuant to Section 2(a)(i)(B) shall share the remaining assets or surplus funds pro rata as if each holder of Series B Preferred Stock had converted his shares of Series B Preferred Stock to Common Stock at the Applicable Conversion Price in effect on the date of the distribution.

                                   Section 3
                                   ---------
                                   Conversion
                                   ----------

     The holders of the Series B Preferred Stock shall have the conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Series B Preferred Stock shall
               ----------------
be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing US$300.00 by the Applicable Conversion Price, determined as hereinafter provided, in effect at the time of conversion. Each share of Series B Preferred Stock shall be so convertible at any time after the date of issuance of such share. The price at which shares of Common Stock shall be deliverable upon conversion of the Series B Preferred Stock without the payment of any additional consideration by the holder thereof (the "Applicable Conversion Price") shall initially be US$3.00. Such initial Applicable Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which each Series of the Series B Preferred Stock is convertible, as hereinafter provided.

          (b)  Automatic Conversion and Conversion on Call.  Each share of
               -------------------------------------------
Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Applicable Conversion Price upon:

               (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and the sale of Common Stock for the account of the Corporation to the public at an aggregate offering price resulting in gross cash proceeds to the Corporation as seller of not less than US$25,000,000, before deducting underwriting commissions and other compensation at a per share offering price of greater than $6.00 (a "Designated Offering"). In the event of such an offering, the party or parties entitled to receive the Common stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted that Series B Preferred Stock until immediately prior to the closing of such offering; or

               (ii)  the written consent of the Required Holders.

          (c)  Mechanics of Conversion.  No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Applicable Conversion Price. Except in the case of a conversion pursuant to Section 3(b), before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. Upon the date of a conversion pursuant to Section 3(a), any party entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date, whether or not such holder has surrendered the certificate or certificates for such holder's shares of Series B Preferred Stock. A holder surrendering its or his certificate or certificates shall notify the Corporation of its or his name or names of its or his nominees in which it or he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter (and, in any event, within ten (10) days of such surrender), issue and deliver at such office to such holder of Series B Preferred Stock, or to its or his nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it or he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Except in the case of a conversion pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the party or parties entitled to the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     Except to the extent prohibited by applicable law, each party who holds of record Series B Preferred Stock at the time of any conversion pursuant to
Section 3 shall be entitled to any dividends which, pursuant to Section 5 hereof, have been declared but remain unpaid at such time. Subject to the terms and conditions of Section 5 hereof with respect to the deferral of the payment of dividends, such dividends shall be paid to all such holders with thirty (30) days of such conversion in funds of the Corporation. Such holder will receive the aggregate number of whole shares of Common Stock determined by adding all shares and fractional shares which the holder is to receive. In lieu of any remaining fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Common Stock Value. The "Common Stock Value" as of the date of any conversion shall be the closing price on the NASDAQ Bulletin Board (or the Nasdaq National Market or such other principal market on which the Common Stock is then traded) for the Corporation's Common Stock on the date prior to the date any amount is payable hereunder. The Corporation warrants and agrees that all Common Stock issued in such manner will be duly authorized and issued and fully paid and non-assessable upon issue by the Corporation and free from original issue taxes.

          (d)  Adjustment to Conversion Price for Diluting Issues:
               --------------------------------------------------

               (i)  Special Definitions.  The following definitions shall apply:
                    -------------------

                    (1)  "Option" shall mean options, warrants and other rights
                         --------
(other than options and warrants issued under Plans (as defined below)) to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2)  "Original Issue Date" shall mean, with respect to any
                         ---------------------
shares of Series B Preferred Stock, the date on which a share of such Series of Series B Preferred Stock shall have been issued.

                    (3)  "Convertible Securities" shall mean any evidences of
                         ------------------------
indebtedness, shares of capital stock (other than Common Stock and Series B Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                    (4)  "Additional Shares of Common Stock" shall mean any or
                         -----------------------------------
all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                         (A) upon conversion of shares of Series B Preferred Stock in accordance with this Section 3;

                         (B)  upon the exercise of options or warrants granted
prior to the date of filing of these Amended and Restated Articles of Incorporation;

                         (C)  to employees, officers or directors of, or
consultants to, the Corporation, granted after the date of filing of these Amended and Restated Articles of Incorporation, pursuant to stock grants, stock purchase and stock option plans or the like which provide for issuance of such number of shares of Common Stock as are specified in such plan or plans at such price per share as is specified therein, provided that each such plan is approved by a majority of the Board of Directors including the Director designated by the holders of the Series B Preferred Stock (a "Special Majority") or approved by the shareholders of the Corporation; all of such plans, options and grants shall be collectively referred to as the "Plans";

                         (D)  to lenders, lessors, licensors and other parties
in non-equity financing transactions;

                         (E)  securities issued pursuant to any acquisitions by
the Corporation of all or a part of another corporation or entity, by merger or other reorganization or by the purchase by the Corporation of the assets of another corporation or entity (including, but not limited to, the acquisition of technology or music rights) unless approved by a majority of the Board of Directors of the Corporation, or if the securities issued pursuant to an acquisition have a value in excess of $40 million, if approved by a Special Majority of the Board of Directors of the Corporation.

               (ii)   No Adjustment of Conversion Price.  Subject to the
                      ---------------------------------
provisions of Section 3(d)(iii)(2) and Section 3(d)(vi) below, no adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made, by adjustment in the Applicable Conversion Price of the Series B Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, (1) unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Applicable Conversion Price in effect on the date of, or immediately prior to, the issue of such Additional Share of Common Stock or (2) if the Required Holders waive any such adjustment.

               (iii)  Issue of Securities Deemed Issue of Additional Shares of
                      --------------------------------------------------------
Common Stock.
------------

                      (1)  Options and Convertible Securities. In the event the
                           ----------------------------------
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options, or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share

(determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any s uch case in which Additional Shares of Common Stock are deemed to be issued:

                         (A)  no further adjustment in the Applicable Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon exercise, conversion or exchange thereof, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                         (C)  upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall upon such expiration, be recomputed as if:

                              (I)   in the case of Convertible Securities or
Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                              (II)  In the case of Options for Convertible
Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(v) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (D)  no readjustment to clause (B) or (C) above shall
have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original date on which an adjustment was made pursuant to this Section 3(d)(iii)(1), or (ii) the Applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between such original adjustment date and the date on which a readjustment is made pursuant to clause (B) or (C) above;

                         (E)  in the case of any Options which expire by their
terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Applicable Conversion Price shall made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

                         (F)  if such record shall have been fixed and such
Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price that became effective on such record date shall be canceled a of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) only if and as of the actual date of their issuance, if any.

                    (2)  Stock Dividends, Stock Distributions and Subdivisions.
                         -----------------------------------------------------
In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                         (A)  in the case of any such dividend or distribution,
immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                         (B)  in the case of any such subdivision, at the close
of business on the date immediately prior to the date upon which such corporate action becomes effective.

          If such record date shall have been fixed and such dividend shall not have been paid on the date fixed for the payment thereof, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Section 3(d)(iii) only if and as of the time of actual payment of such dividend, if any.

          (iv)  Adjustment of Applicable Conversion Price of Series B Preferred
                ---------------------------------------------------------------
Stock Upon Issuance of Additional Shares of Common Stock. In the event the
---------------------------------------------------------
Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)(1), but excluding Additional Shares of Common Stock deemed to be issued pursuant to
Section 3(d)(iii)(2), which event is dealt with in Section 3(d)(vi) hereof) without consideration or for a consideration per share less than the Applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Applicable Conversion Price for Series B Preferred Stock shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) equal to the product of (1) the Applicable Conversion Price immediately prior to such issuance, multiplied by (2) a fraction the numerator of which is the sum of the number of shares on a fully diluted basis outstanding before the issuance ("x") plus the number of shares on a fully diluted basis which would
               ----
have been issued in such issuance at the Applicable Conversion Price immediately prior to such issuance ("y") and the denominator of which is the sum of the number of shares on a fully diluted basis outstanding immediately after the issuance ("z"). By way of example:

Conversion Price  x + y  times     Applicable Conversion Price     =    Applicable Conversion
                  -----            immediately prior to issuance        Price after issuance
                    Z

                    (v)  Determination of Consideration.  For purposes of this
                         ------------------------------
Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1)  Cash and Property:  Such consideration shall:
                              -----------------

                              (A)  insofar as it consists of cash, be the
aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                              (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                              (C)  in the event Additional Shares of Common
Stock are issued together with other shares of securities or other assets of the Corporation for a single undivided consideration, be the proportion of such consideration so received allocable to such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                         (2)  Options and Convertible Securities.  The
                              ----------------------------------
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii)(1) shall be determined by dividing

                    (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

                    (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi)  Adjustment for Stock Dividends, Stock Distributions,
                     ---------------------------------------------------
Subdivisions, Combinations or Consolidations of Common Stock.
------------------------------------------------------------

                    (1)  Stock Dividends, Stock Distributions or Subdivisions.
                         ----------------------------------------------------
In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 3(d)(iii)(2) in a stock dividend, other stock distribution or subdivision, the Applicable Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased to adjust equitably for such dividend, distribution or subdivision.

                    (2)  Combinations or Consolidations.  In the event the
                         ------------------------------
outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Applicable Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased to adjust equitably for such combination or consolidation.

               (vii)  Adjustment for Merger or Reorganization, etc.  Subject to
                      --------------------------------------------
Section 2(b) of Part II of these Articles, in case of any consolidation or merger of the with or into another corporation (in which the Corporation is not the surviving corporation or any reincorporation of the Corporation under the laws of another jurisdiction), or any proposed reorganization or reclassification of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 3), each share of Series B Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger, conveyance, reorganization or reclassification; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Series B Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series B Preferred Stock such share of stock, securities or assets as, in accordance with the foregoing provisions, each holder is entitled to receive.

          (e)  No Impairment.  The Corporation will not, by amendment of its
               -------------
Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the

Corporation but will at all times in good faith assist in carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment. Without limiting the generality of the foregoing, before taking any action which would result in any adjustment to the Applicable Conversion Price then in effect below the par value of the Common Stock, the Corporation will take or cause to be taken any and all necessary corporate or other action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock upon receipt of such Applicable Conversion Price as so adjusted. The taking of such corporate or other action shall be a condition precedent to the Corporation's taking action which would result in such adjustment.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Applicable Conversion Price pursuant to this
Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments theretofore made, (ii) the Applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at such time would be received upon the conversion of Series B Preferred Stock.

          (g)  Notices of Record Date.  In the event of any taking by the
               ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is in the same amount per share as cash dividends paid in previous quarters, if any) or other distribution, the Corporation shall mail to each holder of Series B Preferred Stock at least ten
(10) days prior to the date thereof, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distributio n.

          (h)  Common Stock Reserved.  The Corporation shall reserve and at all
               ---------------------
times keep available out of its authorized but unissued Common Stock, free from preemptive or other preferential rights, restrictions, reservations, dedications, allocations, options, other warrants and other rights under any stock option, conversion option or similar agreement, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series B Preferred Stock.

                                   Section 4
                                   ---------
                                 Voting Rights
                                 -------------

          (a)  Number of Votes.  Except as otherwise required by law or in
               ---------------
these Amended and Restated Articles of Incorporation, the holders of Series B Preferred Stock and the holders of the Common Stock shall be entitled to notice of any stockholders' meeting and to vote together as a single class of capital stock upon any matter submitted to a stockholder for a vote, on the following basis:

               (i)    Holders of Common Stock shall have one vote per share; and

               (ii) Holders of Series B Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock into which each share of Series B Preferred Stock held by such holder is convertible at the time of such vote.

          (b)  Election of Directors.
               ---------------------

               (i) So long as twenty thousand (20,000) shares of Series B Preferred Stock (as adjusted for any consolidations, combinations, stock distributions, stock dividends or similar events) remain outstanding, in addition to the rights specified in paragraph (a) of this Section 4, the holders of the Series B Preferred Stock, voting separately as one class, shall have the special and exclusive right to elect one (1) of the directors to the Board of Directors of the Corporation. In any election of directors pursuant to this paragraph (b)(i), each holder of shares of Series B Preferred Stock entitled to vote shall be entitled to one vote for each share of Series B Preferred Stock held and no holder of Series B Preferred Stock shall be entitled to cumulate its or his votes by giving one candidate more than one vote per share. The Corporation shall use its best efforts to effectuate the terms and provisions of this paragraph (b)(i). The special and exclusive voting right of the holders of the Series B Preferred Stock, voting separately as one class, contained in this paragraph (b)(i) may be exercised either at a special meeting of the holders of Series B Preferred Stock called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected pursuant to this paragraph (b)(i) shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders or until their successors have been elected and qualified.

               (ii) If any time directorship to be filled by the holders of Series B Preferred Stock pursuant to paragraph (b)(i) of this Section 4 has been vacant for a period of 10 days, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least a twenty percent (20%) of the voting power of the Series B Preferred Stock then outstanding, call a special meeting of the holders of Series B Preferred Stock for the purpose of electing a director to fill such vacancy. Such meeting shall be held at the earliest practicable date at such place as is specified in or determined in accordance with the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within 10 days after receipt of said written request, then the holders of record of shares representing at least a twenty percent (20%) of the voting power of Series B Preferred Stock then outstanding may designate in writing one holder to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at such specified place. Any holder of Series B Preferred Stock so designated shall have access to the stock books of the Corporation relating to Series B Preferred Stock for the purpose of calling a meeting of the stockholders pursuant to these provisions.

               (iii) At any meeting held for the purpose of electing directors as provided in paragraph (b)(i) of this Section 4, the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of Series B Preferred

Stock entitled to vote then outstanding shall constitute a quorum of Series B Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of a quorum of Series B Preferred Stock, the holders of record of shares representing at least a majority of the voting power present in person or by proxy shall have the power to adjourn the meeting for the election of directors which they are entitled to elect from time to time without notice other than announcement at the meeting. A vacancy in the directorship to be elected by the holders of the Series B Preferred Stock pursuant to paragraph
(b)(i) of this Section 4 may be filled out by vote or written consent in lieu of a meeting of the holders of at least a majority of the voting power of Series B Preferred Stock.

          (c)  Quorums.  Except as otherwise required by law, the following
               -------
shall constitute quorums at meetings of stockholders:

               (i) The presence in person or by proxy of the holders of shares constituting a majority of the votes entitled to vote thereat, calculated in accordance with section 4(a) hereof, shall constitute a quorum for the purpose of transaction of business at all meetings of stockholders, except with respect to election of directors under Section 4(b) hereof.

               (ii) For the purpose of electing directors under Section 4(b) hereof, the presence in person or by proxy of the holders of a majority of the shares of Series B Preferred Stock entitled to vote thereat shall constitute a quorum for the purpose of electing that number of directors of the Board of Directors which such stockholders are entitled to elect pursuant to Section 4(b) hereof.
          (d)  Call of Board Meetings. A majority of the members of the Board of
               ----------------------
Directors then in office can call special meetings of the Board of Directors upon any required notice to all directors of the Corporation in the manner from time to time set forth in the Bylaws of the Corporation.

                                   Section 5
                                   ---------
                                Dividend Rights
                     Dividends on Series B Preferred Stock
                     -------------------------------------

          (a) The holders of the Series B Preferred Stock shall be entitled to receive, out of funds generally available therefor, cumulative dividends when and as the same may be declared from time to time by the Board of Directors of the Corporation at an annual rate per share equal to six percent (6%) of the Series B Preference Amount (which amount shall be subject to equitable adjustment whenever there shall be a stock split, combination, reclassification or other similar event involving the Series B Preferred Stock) from and including the date of issuance of such Series B Preferred Stock. Such amounts shall be compounded annually only if such amounts are not paid hereunder when due. Such dividends shall accrue on the Series B Preferred Stock and be cumulative from the initial issuance of the Series B Preferred Stock, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; provided, however, that the payment thereof may be deferred by the Corporation until the earlier of: (i) the closing of a Designated Offering, (ii) a merger, consolidation or sale of assets permitted by Section 2(b) of this Article, or March 31, 2004, at which time, subject to Section 8 regarding redemption of the

Series B Preferred Stock, if applicable, all such deferred dividends shall be paid in full; and any and all dividends accruing thereafter shall be paid quarterly, in arrears on the last day of each subsequent calendar quarter through the date of conversion of the Series B Preferred Stock, if any. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid or declared and set apart with respect to such class of the Corporation's capital stock, now or hereafter outstanding. The date on which the Corporation initially issues a share of Series B Preferred Stock will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series B Preferred Stock is made on the stock records of the Corporation.

          (b) Subsequent to the payment of dividends to the holders of Series B Preferred Stock in the aggregate amount of their cash investment in the Corporation, dividends, if any, declared by the board of directors, shall be in an equivalent per share amount for the holders of Series B Preferred Stock and Common Stock.

          (c) Except as expressly provided in this Section 5, the holders of shares of Series B Preferred Stock are entitled to no dividends thereon.

          (d) The term "distribution" as used in Section 6 of these Articles and in Section 7 shall include the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock), or the purchase or redemption of shares of the Corporation, for cash or property, including such transfer, purchase or redemption by a subsidiary of the Corporation, except from employees of the Corporation upon termination of employment or pursuant to a right of first refusal or any other repurchase approved by the Board of Directors, including the director elected by the holders of the Series B Preferred Stock. The time of any distribution by way of dividends shall be the date of declaration thereof, and the time of any distribution by purchase or redemption of shares shall be the date on which cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that where a debt security is issued in exchange for shares, the time of the distribution is the date when the Corporation acquires the shares for such exchange.

                                   Section 6
                                   ---------
                                   Covenants
                                   ---------

     Without limiting the rights of the holders of Series B Preferred Stock to vote as a class, as required by law and the provisions of Section 4 hereof, so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent as provided by law) of the Required Holders:

          (a) pay, set aside for payment or declare any dividend or distribution in respect of Common Stock or any other equity security junior in preference to, or on parity with, the Series B Preferred Stock;

          (b) create or issue, directly or indirectly, any new class or Series of securities (i) having preferences prior to the Series B Preferred Stock with respect to voting, dividends, redemption or upon liquidation, or (ii) having protective rights superior to the Series B Preferred Stock;

          (c) amend or repeal any portion of these Amended and Restated Articles of Incorporation or the Corporation's bylaws which amendment or repeal adversely impacts the rights of the holders of the Series B Preferred Stock as provided herein;

          (d) enter into or effect (i) statutory share exchange, consolidation or merger of the Corporation with or into any other corporation or corporations,
(ii) a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or (iii) any liquidation, dissolution, capitalization or winding up of the Corporation, unless as a result of (i), (ii), or (iii) above, the holders of the Series B Preferred Stock shall receive for each share of Series B Preferred Stock consideration having a value on the date of such consolidation or merger or sale of assets of at least the greater of (A) US $600.00 per share of Series B Preferred Stock, or (B) an amount which is equal to or greater than a forty percent (40%) compounded annualized rate of return on the purchase price of the Series B Preferred Stock from the date of the initial purchase of such Series B Preferred Stock;

          (e) unless approved by a Special Majority of the Board of Directors of the Corporation, engage in any other business other than a business directly or indirectly related to the development, acquisition, marketing and distribution of music and music rights and other goods and services which may be developed, acquired, marketed or distributed in connection therewith;

          (f) enter into any agreement which, by its terms, restricts the rights of the Series B Preferred Stock as set forth herein, or restricts the Corporation's performance of any duties under the terms hereof; or

          (g) unless approved by a majority of the Board of Directors of the Corporation, acquire all or a part of another corporation or entity, by merger or other reorganization or by the purchase by the Corporation of the assets of another corporation or entity, or unless approved by a Special Majority of the Board of Directors of the Corporation, make any such acquisition for aggregate purchase price consideration of more than $40 million.

                                   Section 7
                                   ---------
                     Stock Dividends, Stock Distributions,
                 Subdivisions, Combinations and Consolidations
                 ---------------------------------------------

     In the event the Corporation shall issue additional shares of a Series of Series B Preferred Stock in a stock dividend, other stock distribution or subdivision, or in the event the outstanding shares of Series B Preferred Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Series B Preferred Stock, the Series B Preference Amount set forth in subparagraph (a) of Section 2 hereof in effect immediately prior to such event shall, concurrently therewith, be proportionately decreased (in the case of a stock dividend, other stock distribution or subdivision) or increased (in the case of a combination or consolidation into a lesser number of shares of such Series of Series B Preferred Stock), in each such case to adjust equitably therefor.

                                   Section 8
                                   ---------
                                  Redemption
                                  ----------

     Subject to the terms and conditions of this Section 8, the Corporation shall, at any time after March 31, 2004, upon the written request (such request to be called the "Series B Redemption Notice") of the holders of not less than sixty-seven percent (67%) of the then outstanding Series B Preferred Stock, the Corporation shall forthwith send Notice thereof to all holders of Series B Preferred Stock who have not given Notice of Redemption (the "Non-Participating Series B Holders"). Each Non-Participating Series B Holder shall have fifteen
(15) days from delivery of the Notice by the Company to notify the Company (the "Return Notice") of such Non-Participating Series B Holder's election to participate in such redemption pursuant to this Section 8 or to convert all of such Holder's shares of Series B Preferred Stock to common stock pursuant to
Section 3 hereof. In the event no Return Notice shall be delivered to the Company, the Non-Participating Series B Holder shall be deemed to have elected to Redeem such Holders Shares of Series B Preferred Stock pursuant to this
Section 8 whereupon the Corporation shall redeem all shares of Series B Preferred Stock at the Series B Redemption Price (as defined below) in twelve equal quarterly installments (the date of the payment of each such installment being a "Redemption Date") with the first payment being due on the last business day of the calendar month immediately following the date of the Series B Redemption Notice and, thereafter, on the last business day of each of the next eleven successive calendar quarters. In the event shares of Series B Preferred Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The number of shares to be redeemed at the end of any quarter shall be cumulative, so that any shares subject to redemption at the end of one quarter and not so redeemed shall be carried forward to the subsequent quarter and shall be subject to redemption in addition to the shares otherwise redeemable at the end of such quarter. The Series B Preferred Stock that has not been redeemed shall remain issued and outstanding until the Series B Redemption Price has been paid in full and entitled to all rights and preferences provided herein. Shares of Series B Preferred Stock required to be redeemed shall be redeemed pro rata from all holders of Series B Preferred Stock
                           --------
from whom a Series B Redemption Notice has been received. Nothing contained herein shall restrict the right of the holders of the Series B Preferred Stock to convert their Series B Preferred Stock pursuant to Section 3 hereof; provided, that upon any such conversion, all redemption rights under this
--------
Section 8 pertaining to such shares shall terminate and be of no further force or effect. On or before each Redemption Date, the holder of the Series B Preferred Stock being redeemed shall deliver to the Corporation certificates representing such shares of Series B Preferred Stock of the Corporation to be redeemed on such Redemption Date in exchange for the Series B Redemption Price.

     The redemption price (the "Series B Redemption Price") for each share of Preferred Stock redeemed pursuant to this Section 8 shall be equal to the Series B Preference Amount calculated to and including the applicable Redemption Date.

                                   Section 9
                                   ---------
                                Residual Rights
                                ---------------

     All rights accruing to the outstanding shares of capital stock of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                  ARTICLE IV
                                  ----------

                                  MANAGEMENT
                                  ----------

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     C. The number of directors shall initially be five (5) and thereafter shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the effective date of the merger of GoodNoise Corporation, a California corporation, with and into the Corporation (the "Effective Date") the directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of the stockholders following the Effective Date, the term of office of the second class to expire at the second annual meeting of stockholders held following the Effective Date, the term of office of the third class to expire at the third annual meeting of stockholders following the Effective Date, and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     D. Subject to the rights of the holders of any Series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     E. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     F. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board of Directors, the President or the Chief Executive Officer.

                                   ARTICLE V
                                   ---------

                                    BYLAWS
                                    ------

     The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

                                  ARTICLE VI
                                  ----------

                            LIMITATION ON LIABILITY
                            -----------------------

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE VII
                                  -----------

                                  AMENDMENTS
                                  ----------

     The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding
                                     --------  -------
any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article VII, Article IV, Article V or Article VI.

                                 ARTICLE VIII
                                 ------------

                      REGISTERED OFFICE; REGISTERED AGENT
                      -----------------------------------

     The address of the registered office of the Corporation in the State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.